Exhibit 5(b)
[Letterhead of Richards, Layton & Finger, P.A.]
January 13, 2009
Huntington Capital III
Huntington Capital IV
Huntington Capital V
Huntington Capital VI
c/o Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287

Re:	Huntington Capital III
Huntington Capital IV
Huntington Capital V
Huntington Capital VI
Ladies and Gentlemen:
          We have acted as special Delaware counsel for Huntington Capital III (“Trust III”), Huntington Capital IV (“Trust IV”), Huntington Capital V (“Trust V”), Huntington Capital VI (“Trust VI”, together with Trust III, Trust IV and Trust V, collectively referred to as the “Trusts” and sometimes hereinafter individually referred to as a “Trust”), each a Delaware statutory trust, in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
          We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:
(a)	The Certificate of Trust of Trust III, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”), on May 21, 1998;

(b)	The Certificate of Trust of Trust IV, as filed with the Secretary of State on May 21, 1998;
(c)	The Certificate of Trust of Trust V, as filed with the Secretary of State on May 21, 1998;

(d)	The Certificate of Trust of Trust VI, as filed with the Secretary of State on May 21, 1998;

(e)	The Declaration of Trust of Trust III, dated as of May 21, 1998 among the Company, and the trustees of Trust III named therein;

(f)	The Declaration of Trust of Trust IV, dated as of May 21, 1998 among the Company, and the trustees of Trust IV named therein;

(g)	The Declaration of Trust of Trust V, dated as of May 21, 1998 among the Company and the trustees of Trust V named therein;

(h)	The Declaration of Trust of Trust VI, dated as of May 21, 1998 among the Company and the trustees of Trust VI named therein;

(i)	The Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. ), including a preliminary prospectus (the “Prospectus”), with respect to, among other things, the Normal, the Stripped and the Capital Securities of Trust IV, Trust V and Trust VI, and the Trust Preferred Securities of the Trusts, representing undivided preferred beneficial interests in the assets of the Trusts (each, a “Trust Preferred Security” and collectively, the “Trust Preferred Securities”), to be filed by the Company and the Trusts with the Securities and Exchange Commission on or about January 13, 2009;

(j)	A form of Amended and Restated Declaration of Trust of the Trusts, to be entered into among the Company, the trustees of the applicable Trust named therein, and the holders, from time to time, of the undivided beneficial interests in all or certain assets of such Trust, filed as an exhibit to the Registration Statement (including all attachments and exhibits thereto);

(k)	A form of Amended and Restated Trust Agreement for Normal, Stripped and Capital Securities of Trust IV, Trust V and Trust VI, to be entered into between the Company, the trustees of the applicable Trust named therein, and the holders, from time to time, of the undivided beneficial interests in all or certain assets of such Trust (the “Trust Agreement”), filed as an exhibit to the Registration Statement (including all attachments and exhibits thereto); and

(l)	A Certificate of Good Standing for each of the Trusts, dated January 12, 2009, obtained from the Secretary of State.
     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust of each Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trusts (collectively, the “Trust Preferred Security Holders”) of a Trust Preferred Security Certificate for such Trust Preferred Security and the payment for such Trust Preferred Security, in accordance with the applicable Declaration of Trust and the Registration Statement, and (vii) that the Trust Preferred Securities will be authenticated, issued and sold to the Trust Preferred Security Holders in accordance with the applicable Declaration of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

Huntington Capital III
Huntington Capital IV
Huntington Capital V
Huntington Capital VI
January 13, 2009

     This opinion is limited to the law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. Each of the Trusts has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.
     2. The Trust Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and nonassessable undivided preferred beneficial interests in the assets of the applicable Trust.
     3. The Trust Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments as set forth in the applicable Declaration of Trust.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

GCK/rmc